UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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BLACKBOARD INC.

(Name of Registrant as Specified in Its Charter)
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BLACKBOARD INC.
1899 L Street NW, 5th Floor
Washington, D.C. 20036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2006

       The Annual Meeting of Stockholders of Blackboard Inc. will be held at Blackboard Inc.’s offices at 1899 L Street NW, 11th floor, Washington, D.C. 20036, on June 14, 2006 at 11:00 a.m., Eastern time, to consider and act upon the following matters:

1. To elect two directors to Class II of our Board of Directors, each to serve for a term of three years or until his or her successor is duly elected and qualified or until his earlier resignation or removal;

2. To approve Amendment No. 1 to the Amended and Restated 2004 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan from 2,350,000 to 4,600,000.

3. To ratify the selection of our independent registered public accounting firm; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.
      Only stockholders of record at the close of business on April 17, 2006, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.
      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting.
      Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see the discussion on page 1 of the enclosed proxy statement. If you have Internet access, we encourage you to record your vote on the Internet.

By Order of the Board of Directors

Matthew H. Small
Senior Vice President, General Counsel and Secretary
Washington, D.C.
April 26, 2006

BLACKBOARD INC.
1899 L Street NW, 5th Floor
Washington, D.C. 20036

PROXY STATEMENT
      This proxy statement is furnished to stockholders of Blackboard Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at our Annual Meeting of Stockholders to be held at Blackboard Inc.’s offices at 1899 L Street NW, Washington, D.C. 20036, at 11:00 a.m., Eastern time, and at any adjournments or postponements of the meeting (the “Annual Meeting”). The 2006 annual report to stockholders, containing our audited financial statements for the fiscal year ended December 31, 2005, is being mailed together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. Except where the context otherwise requires, references to “Blackboard,” “we,” “us,” “our” and similar terms refer to Blackboard Inc.
      Only stockholders of record at the close of business on April 17, 2006 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. This proxy statement and the accompanying notice and form of proxy will be first mailed to stockholders on or about May 3, 2006. As of the Record Date, 27,716,238 shares of our common stock, $0.01 par value per share, were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting.
      You may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the meeting, you may vote in person even if you have previously returned your proxy card or voted by phone or on the Internet. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Blackboard Inc., 1899 L Street NW, 5th Floor, Washington, D.C. 20036, Attention: Matthew H. Small, Corporate Secretary, at or before the taking of the vote at the Annual Meeting.
      The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
      In the election of Class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. The persons named as attorneys-in-fact in the proxies, Peter Q. Repetti and Matthew H. Small, were selected by the Board of Directors and are officers of Blackboard. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the matters specified in this proxy statement.
      Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of April 17, 2006 except where indicated, certain information regarding beneficial ownership of our common stock (i) by each person known to us who beneficially owned more than 5% of the shares of our common stock outstanding at such date; (ii) by each director; (iii) by each executive officer or former executive officer identified in the Summary Compensation Table on page 12; and (iv) by all directors and executive officers as a group.

		Percentage of
	Number of Shares	Shares of
	Beneficially	Common
Name and Address of Beneficial Owner(1)	Owned	Stock

ICG Holdings, Inc.(2)	2,187,060	7.9%
Pencader Corporate Center 100 Lake Drive, Suite 4 Newark, DE 19702
Waddell & Reed Investment Management Company(3)	1,666,000	6.0
6300 Lamar Avenue Overland Park, KS 66202
Oak Hill Capital Partners(4)	1,405,610	5.1
201 Main Street, Suite 2415 Fort Worth, TX 76102
Michael L. Chasen(5)	500,985	1.8
Matthew L. Pittinsky(6)	523,664	1.9
Peter Q. Repetti(7)	214,660	*
Todd Gibby(8)	38,203	*
Matthew H. Small(9)	34,398	*
Frank Gatti	2,450	*
Steven Gruber(10)	1,409,936	5.1
Arthur Levine(11)	7,563	*
E. Rogers Novak, Jr.(12)	80,761	*
William Raduchel(13)	5,500	*
All directors and executive officers as a group (13 persons)(14)	2,902,522	10.1

*	Less than one percent.

(1)	The percentages shown are based on 27,716,238 shares of common stock outstanding as of April 17, 2006. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise listed, the address of each stockholder is: c/o Blackboard Inc., 1899 L Street NW, 5th Floor, Washington, D.C. 20036.

(2)	This information is derived solely from a Schedule 13G filed by ICG Holdings, Inc. and Internet Capital Group, Inc. with the United States Securities and Exchange Commission on February 14, 2006.

(3)	Consists of securities beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company (“WDR”). The investment advisory contracts grant WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, WRIMCO may be deemed the beneficial owner of these securities. This information is derived solely from a Schedule 13G filed by WRIMCO with the United States Securities and Exchange Commission on February 1, 2006.

(4)	Consists of 35,138 shares of common stock held by Oak Hill Capital Management Partners, L.P. and 1,370,472 shares of common stock held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC is the sole general partner of OHCP GenPar, L.P., which is the sole general partner of Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P. OHCP MGP, LLC exercises voting and dispositive control over the shares held by Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P.

(5)	Includes 318,872 shares of common stock issuable upon exercise of options on or before June 16, 2006.

(6)	Includes 291,978 shares of common stock issuable upon exercise of options on or before June 16, 2006.

(7)	Consists entirely of shares of common stock issuable upon exercise of options on or before June 16, 2006.

(8)	Consists entirely of shares of common stock issuable upon exercise of options on or before June 16, 2006.

(9)	Consists entirely of shares of common stock issuable upon exercise of options on or before June 16, 2006.

(10)	Includes the shares described in footnote 4 above (the “Oak Hill Shares”) held by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and 1,876 shares held by Mr. Gruber. Mr. Gruber is one of the eight members of the Board of Managers of OHCP MGP, LLC, which exercises voting and dispositive control over the Oak Hill Shares. Mr. Gruber disclaims beneficial ownership of the Oak Hill Shares, and the inclusion of the Oak Hill Shares herein shall not be deemed to be an admission that Mr. Gruber beneficially owns such shares.

(11)	Consists entirely of shares of common stock issuable upon exercise of options on or before June 16, 2006.

(12)	Includes 2,450 shares of common stock issuable upon exercise of options on or before June 16, 2006.

(13)	Includes 3,000 shares of common stock issuable upon exercise of options on or before June 16, 2006.

(14)	Includes 997,976 shares of common stock issuable upon exercise of options on or before June 16, 2006.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Our Board of Directors currently consists of seven members. Our fourth amended and restated certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Michael L. Chasen and Steven B. Gruber for reelection to the Board of Directors as Class II directors, each to hold office until the annual meeting of stockholders to be held in the year 2009 and until his successor has been duly elected and qualified or until his earlier resignation or removal.
      Messrs. Chasen and Gruber are Class II directors whose terms expire at this Annual Meeting and are each a nominee for re-election as directors. The Board of Directors is also composed of (i) three Class III directors, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007 and (ii) two Class I directors, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2008.
      The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.
Required Vote
      Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total.
The Board of Directors recommends a vote FOR the election
of each of the nominated directors.
      The following table lists the nominees to be elected at the Annual Meeting and the continuing directors. Also listed are the positions currently held by each nominee and continuing director, the committees of the Board on which each nominee or continuing director serves, the year each nominee’s or continuing director’s current term will expire and the class of director of each nominee and continuing director.

		Year Current	Class of
Name and Position	Board Committees	Term Will Expire	Director

Nominees:
Michael L. Chasen	—	2006	II
Chief executive officer, president and director
Steven B. Gruber	Compensation; Audit;	2006	II
Director	Nominating and Corporate Governance
Continuing Directors:
Matthew L. Pittinsky	—	2007	III
Chairman and director
Frank R. Gatti	Audit (Chair)	2007	III
Director
Arthur E. Levine	Compensation; Nominating and	2007	III
Director	Corporate Governance
E. Rogers Novak, Jr.	Nominating and Corporate	2008	I
Director (Lead	Governance (Chair); Audit
independent director)
William Raduchel	Compensation (Chair)	2008	I
Director
      The information below sets forth certain biographical information of each nominee and continuing director, their ages as of April 15, 2006 and the year each nominee or continuing director was first elected to the Board.
Nominees for Class II Directors
      Michael Chasen, 34, has served as chief executive officer since January 2001, as president since February 2004 and as a director since our founding in 1997. From June 1997 to January 2001, Mr. Chasen served as president. Before co-founding Blackboard, from May 1996 to June 1997, Mr. Chasen was a consultant with KPMG Consulting (now BearingPoint, Inc.) serving colleges and universities. Mr. Chasen received a BS degree from American University and a MBA degree from Georgetown University School of Business.
      Steven Gruber, 48, has served as a director since February 2003. Since February 1999, Mr. Gruber has been a managing partner of Oak Hill Capital Management, Inc., the investment advisor to Oak Hill Capital Partners, L.P., a private equity fund formed in 1999. Since April 1990, Mr. Gruber has been a managing director of Oak Hill Partners, Inc. (including its predecessor entities), the manager of Acadia Partners, L.P., a leveraged high yield, mezzanine and private equity fund. Additionally, since February 1994, he has been a managing partner of Insurance Partners Advisors L.P., a private equity fund specializing in the insurance industry. Mr. Gruber has also been a vice president of Keystone, Inc., an investment firm, since February 1993. Mr. Gruber serves on the boards of directors of American Skiing Company, TravelCenters of America, Inc. and Williams Scotsman Holdings, Inc. Mr. Gruber received a BA degree from the University of Michigan and a MBA from the University of Chicago Graduate School of Business.
Continuing Class III Directors
      Frank Gatti, 59, has served as a director since April 2004. Since November 1997, Mr. Gatti has been the chief financial officer of Educational Testing Service, an educational testing and measurement organization. Mr. Gatti is a certified public accountant and received a BBA degree from Baruch College and a MBA degree from Rutgers University.
      Dr. Arthur Levine, 57, has served as a director since July 1999. Since July 1994, Dr. Levine has been the president and professor of education at Teachers College, Columbia University. Dr. Levine received a BA degree from Brandeis University and a Ph.D degree from State University of New York at Buffalo.
      Matthew Pittinsky, 33, has served as chairman of the Board of Directors since our founding in 1997. From June 1997 to November 1998, Mr. Pittinsky also served as chief executive officer. Before co-founding Blackboard, from July 1995 to June 1997 Mr. Pittinsky was a consultant with KPMG Consulting (now BearingPoint, Inc.) serving colleges and universities. Mr. Pittinsky is the editor of The Wired Tower, a book published in June 2002 analyzing the Internet’s impact on higher education. Mr. Pittinsky serves on the board of trustees of American University. Mr. Pittinsky received a BS degree from American University and an Ed.M degree from Harvard University Graduate School of Education. He is currently a Ph.D candidate at Columbia University Teachers College.
Continuing Class I Directors
      E. Rogers Novak, Jr., 57, has served as a director since September 1998. Since April 1996, Mr. Novak has been a managing member of the general partner of Novak Biddle Venture Partners, L.P., a venture capital investment firm. Mr. Novak received a BA degree from Kenyon College.
      William Raduchel, Ph.D, 59, has served as a director since February 2005. From May 2004 to February 2006, Dr. Raduchel served as chairman and chief executive officer of Ruckus Network Inc., a digital entertainment service for students at colleges and universities over the university network. Through December 2002, Dr. Raduchel was executive vice president and chief technology officer at AOL Time Warner, Inc. He joined America Online, Inc., in September 1999 as senior vice president and chief technology officer. Until September 1999, Dr. Raduchel was chief strategy officer and a member of the executive committee of Sun Microsystems, Inc. In his eleven years at Sun, Dr. Raduchel also served as chief information officer, chief financial officer, acting vice president of human resources and vice president of corporate planning and development. Dr. Raduchel serves on the Board of Directors and is chairman of the audit committee of Chordiant Software Inc. and serves on the Board of Directors of Silicon Image, Inc. Dr. Raduchel received a BA degree from Michigan State University, AM and Ph.D degrees from Harvard University and an honorary doctorate from Michigan Technological University.
The Board of Directors and Its Committees

Board of Directors
      The Board of Directors met ten times during fiscal year 2005. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served during 2005. The Board of Directors has separately designated standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board of Directors.
      As a policy, we encourage our directors to attend our annual stockholder meetings. Our 2005 Annual Meeting was attended by Messrs. Chasen, Pittinsky, Novak and Raduchel.

Audit Committee
      The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibilities by:

•	reviewing the financial reports provided by us to the SEC, our stockholders or the general public;

•	reviewing our internal financial and accounting controls;

•	evaluating and selecting our independent registered public accounting firm;

•	reviewing the audited financial statements;

•	discussing the adequacy of our internal controls and procedures with management and our independent registered public accounting firm;

•	supervising our relationship with our independent registered public accounting firm;

•	reviewing the scope of both audit and non-audit services and related fees; and

•	determining the independence of our independent registered public accounting firm.
      The Audit Committee met seven times during 2005. Messrs. Gatti, Gruber and Novak currently serve on the Audit Committee and Mr. Gatti serves as chairperson. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (the “NASD”). The Board has determined that all members of the Audit Committee are independent as defined under Rule 10A-3(b)(1)(ii) of the Exchange Act and all members of the Audit Committee except Mr. Gruber fall under the safe harbor provision of Rule 10A-3(e)(1)(ii) of the Exchange Act. The Board has further determined that Mr. Gatti is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at http://investor.blackboard.com.

Compensation Committee
      The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and employees and producing an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders in accordance with applicable rules and regulations. The Compensation Committee also:

•	reviews and makes recommendations to the management of Blackboard on company-wide compensation programs and practices;

•	approves the salary, bonus and equity arrangements of our chief executive officer and other senior executive officers; and

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments thereto (including increases in the number of shares of common stock available for grant as stock options or otherwise thereunder) for which stockholder approval is required or desirable.
      The Compensation Committee met four times during 2005. Mr. Gruber and Drs. Levine and Raduchel currently serve on the Compensation Committee and Mr. Raduchel serves as chairperson. The Board has determined that all members of the Compensation Committee are independent directors within the meaning of Rule 4200(a)(15) of the NASD listing standards.
      The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on our website at http://investor.blackboard.com.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities by:

•	reviewing and making recommendations to the Board of Directors regarding the composition and structure of the Board of Directors;

•	establishing criteria for membership on the Board of Directors and evaluating corporate policies relating to the recruitment of members of the Board of Directors; and

•	establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to Blackboard and our stockholders.
      Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates and the Nominating and Corporate Governance Committee may use third party executive search firms to identify or evaluate potential nominees. The Nominating and Corporate Governance Committee may, in its discretion, consider nominees recommended by stockholders. Candidates proposed by stockholders are evaluated using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected and evidence of the nominating stockholder’s ownership of our common stock at least 120 days prior to the next annual meeting to the Nominating and Corporate Governance Committee, c/o Matthew H. Small, Corporate Secretary, Blackboard Inc., 1899 L Street NW, 5th Floor, Washington, D.C. 20036.
      In accordance with the corporate governance guidelines adopted by the Board, the Nominating and Corporate Governance Committee identifies and selects potential nominees by using the principles and criteria described in the corporate governance guidelines, including the consideration of the following factors: compliance with the independence requirements under the NASD listing standards and applicable law, the candidate’s reputation for integrity, honesty and adherence to high ethical standards, the candidate’s business acumen and experience, the existence of real or perceived conflicts of interest and the candidate’s ability to devote the time necessary to discharge his or her responsibilities as a director. While the Board has not established term limits, director membership is reviewed annually by the Nominating and Corporate Governance Committee and the Board has established a general policy that any director who reaches the age of 70 is expected to retire from the Board effective at the end of his or her term. Potential nominees should generally be able to serve for at least five years before reaching the age of 70. The Nominating and Corporate Governance Committee met two times during 2005. Messrs. Novak and Gruber and Dr. Levine currently serve on the Nominating and Corporate Governance Committee and Mr. Novak serves as chairperson. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 4200(a)(15) of the NASD listing standards.
      The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on our website at http://investor.blackboard.com.
Communications from Stockholders to the Board
      Any stockholder wishing to communicate with any of our directors may write to the director, c/o Matthew Small, Corporate Secretary, Blackboard Inc., 1899 L Street NW, Washington, D.C. 20036. The corporate secretary will forward these communications directly to the director(s) specified or, if none is specified, to the chairman of the Board.

AUDIT COMMITTEE REPORT
      The Audit Committee oversees the Blackboard’s financial reporting process on behalf of the Board of Directors. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Blackboard’s financial reporting, internal controls and audit functions. A copy of the charter is available on our website at http://investor.blackboard.com. Management is responsible for the preparation, presentation and integrity of Blackboard’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Blackboard’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2005 and has discussed these financial statements with the Company’s management and Ernst & Young LLP.
      The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Blackboard’s financial statements. The Audit Committee discussed with Blackboard’s management and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed with Ernst & Young LLP its judgments as to the quality, not merely the acceptability, of the Blackboard’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in Blackboard’s financial statements and such other matters as are required to be discussed with the Audit Committee under in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Blackboard’s internal controls, and the overall quality of Blackboard’s financial reporting.
      In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and Blackboard and considered the compatibility of non-audit services with Ernst & Young LLP’s independence. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In accordance with Audit Committee policy and the requirements of applicable law, all services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee including audit services, audit-related services, tax services and other services.
      Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.
      Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE

Frank R. Gatti, Chair
Steven B. Gruber
E. Rogers Novak, Jr.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS
Summary Compensation Table
      The following table provides certain summary information concerning compensation for the fiscal years ended December 31, 2005, 2004 and 2003 that we paid to our chief executive officer and each of our four other most highly compensated executive officers (determined by reference to compensation for fiscal year 2005).
SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

		Annual Compensation			All Other
	Fiscal			Number of	Compensation
Name and Principal Positions(s)	Year	Salary($)	Bonus ($)(1)	Options/SARs (#)(2)	($)

Michael L. Chasen	2005	$328,125	$291,550	100,000	$1,494	(3)
Chief executive officer, president	2004	300,000	205,000	18,876	1,338	(4)
and director	2003	262,500	186,000	4,719	15,000	(5)
Matthew L. Pittinsky	2005	240,000	145,775	35,000	1,373	(3)
Chairman and director	2004	221,875	163,750	18,876	841	(4)
	2003	200,000	139,500	4,719	15,000	(5)
Peter Q. Repetti	2005	236,250	139,956	35,000	1,778	(3)
Chief financial officer	2004	208,212	155,500	68,428	—
	2003	193,562	130,200	4,719	—
Todd E. Gibby	2005	185,833	119,231	30,000	950	(3)
Executive vice president for	2004	170,000	95,000	7,078	—
operations	2003	150,000	106,858	4,719	—
Matthew H. Small	2005	188,125	108,137	20,000	1,399	(3)
Senior vice president,	2004	165,850	116,875	54,270	—
general counsel and secretary	2003	121,050	59,400	1,769	—

(1)	All amounts are reported in the year earned, regardless of when they are paid.

(2)	We did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during fiscal years ended December 31, 2005, 2004 or 2003.

(3)	Consists of supplemental long-term disability insurance premiums and health benefits paid by us for the benefit of the named executive officer.

(4)	Consists of supplemental long-term disability insurance premiums and health benefits paid by us for the benefit of the named executive officer.

(5)	Consists of life insurance premiums paid by us for the benefit of the named executive officer.

Options Grants In The Last Fiscal Year
      The following table sets forth grants of stock options during the fiscal year ended December 31, 2005 to the each of the executive officers named in the Summary Compensation Table above:
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term ($)(2)
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%	10%

Michael L. Chasen	100,000	10.8%	$17.00	3/1/2013	$811,674	$1,944,101
Matthew L. Pittinsky	35,000	3.8	17.00	3/1/2013	284,086	680,435
Peter Q. Repetti	35,000	3.8	17.00	3/1/2013	284,086	680,435
Todd E. Gibby	30,000	3.2	17.00	3/1/2013	243,502	583,230
Matthew H. Small	20,000	2.2	17.00	3/1/2013	162,335	388,820

(1)	The stock options shown in this table were granted at an exercise price equal to the fair market value of our common stock on the date of grant. The options have a term of 8 years from the date of grant and become exercisable over three years, 33% on the first anniversary of the applicable vesting commencement date and the remainder in 24 equal monthly installments.

(2)	In accordance with SEC rules, these columns show the hypothetical gains that the named executive officers would have for these options at the end of their eight-year terms assuming that the market price of our common stock appreciates at an annualized rate of 5% and 10%, respectively, from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules and do not represent estimates or projections of future stock prices.
Option Exercises and Fiscal Year-End Values
      The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options during the year ended December 31, 2005 and the year-end value of unexercised options.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		December 31, 2005 (#)		December 31, 2005 ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael L. Chasen	—	—	274,795	113,076	$5,361,609	$1,400,705
Matthew L. Pittinsky	—	—	274,795	48,076	5,361,609	622,005
Peter Q. Repetti	—	—	253,706	40,702	4,928,773	511,543
Todd E. Gibby	40,985	$538,343	27,835	36,685	413,275	470,634
Matthew H. Small	23,157	350,238	31,505	26,096	586,740	338,825

(1)	Amount disclosed in this column was calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act, and does not reflect the amount actually received by the named executive officer.

(2)	These amounts represent the difference between the exercise price of the stock options and the price of our common stock on December 31, 2005 for all in-the-money options held by the named executive officers. These stock options were granted at the fair market value of the stock on the grant date.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2005 about the securities authorized for issuance to our employees, directors and other eligible participants under our equity compensation plans, consisting of the Amended and Restated Stock Incentive Plan and the 2004 Stock Incentive Plan.

	Number of Securities to
	Be Issued upon Exercise	Weighted Average Exercise	Number of Securities
	of Outstanding Options,	Price of Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	3,343,312	$13.06	1,215,807
Equity compensation plans not approved by security holders	0	0	0
Total	3,343,312	$13.06	1,215,807
Compensation of Directors
      The Board of Directors has adopted an Outside Director Compensation Policy that sets forth the manner in which our non-employee directors are compensated for their service. Pursuant to the policy, each non-employee director is paid a $10,000 annual retainer and a fee for attendance at Board meetings, committee meetings and Blackboard events. The fees payable for attendance at such meetings and events are as follows: $5,000 for each Board meeting attended in person, $2,500 for each Board meeting attended via telephone, $1,500 for each committee meeting attended in person, $3,000 if chairing a committee meeting in person, $750 for each committee meeting attended via telephone, $1,500 if chairing a committee meeting via telephone and $1,500 for each Blackboard event (such as user conferences, governance events and annual stockholder meetings) attended in person.
      The maximum amount of fees that a non-employee director may receive in any given calendar year for attendance at Board meetings, committee meetings and Blackboard events is $35,000 per year for board meeting fees, $30,000 per year for committee meeting fees, $4,500 per year for event fees, and a maximum cash compensation of $75,000 per year. The directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in attending our meetings and events.
      Each newly elected or appointed non-employee director receives an initial stock option grant to purchase such number of shares obtained by dividing $100,000 by the exercise price, rounded to the nearest 100 shares. The exercise price shall be the closing price of our common stock on the trading date prior to the director’s election or appointment. On July 1 of each year, each non-employee director who at such time has served on the Board of Directors for at least six months shall receive a grant of an option to purchase such number of shares obtained by dividing $50,000 by the exercise price, rounded to the nearest 100 shares. The exercise price shall be the closing price of our common stock on the trading day prior to July 1. Stock options grants to the non-employee directors vest 50% on first anniversary of the grant date and 50% on second anniversary of the grant date.
Employment Agreements
      Mr. Pittinsky, our chairman, serves pursuant to the terms of an employment agreement dated November 14, 2005. The initial term of Mr. Pittinsky’s agreement begins on November 14, 2005 and ends on

November 14, 2009. The agreement automatically renews for successive one-year periods unless either we or Mr. Pittinsky provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Pittinsky will be entitled to an annual base salary of $245,000, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive to an annual bonus based on financial performance targets set by our Board of Directors. For the initial year of the agreement, Mr. Pittinsky’s target bonus is 50% of his base compensation subject to change by our Board of Directors. If we terminate Mr. Pittinsky’s employment without cause (as defined in the agreement) or Mr. Pittinsky terminates his employment with good reason (as defined in the agreement), then we will be required to pay $750,000 to Mr. Pittinsky. During his employment with us and for one year following the termination of his employment, Mr. Pittinsky will be subject to certain non-solicitation and non-competition restrictions.
      Mr. Chasen, our chief executive officer and president, serves pursuant to the terms of an employment agreement dated November 14, 2005. The initial term of Mr. Chasen’s agreement begins on November 14, 2005 and ends on November 14, 2009. The agreement automatically renews for successive one-year periods unless either we or Mr. Chasen provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Chasen will be entitled to an annual base salary of $350,000, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive to an annual bonus based on financial performance targets set by our Board of Directors. Currently, Mr. Chasen’s target bonus is 100% of his base compensation subject to change by our Board of Directors. If we terminate Mr. Chasen’s employment without cause (as defined in the agreement) or Mr. Chasen terminates his employment with good reason (as defined in the agreement), then we will be required to pay $999,999 to Mr. Chasen. During his employment with us and for one year following the termination of his employment, Mr. Chasen will be subject to certain non-solicitation and non-competition restrictions.
      Mr. Repetti, our chief financial officer, serves pursuant to the terms of an employment agreement dated June 1, 2001. The initial term of the agreement is two years, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms. Pursuant to the terms of this agreement, the Compensation Committee sets Mr. Repetti’s annual salary, cash bonus and other compensation. Mr. Repetti’s annual salary is currently $270,000. If we terminate Mr. Repetti’s employment without cause or he terminates his employment for good reason, each as defined in the agreement, Mr. Repetti is entitled to a cash payment equal to one year of his annual base salary, earned bonus through the end of the then-current quarter, expense reimbursements and fringe benefits, in a lump sum or in accordance with normal payroll practices, at our election. He is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of twelve months. Mr. Repetti agreed not to compete with us during the term of his employment and for one year after the termination of the agreement. In addition, Mr. Repetti agreed not to solicit our employees or customers during the same period.
      Mr. Gibby, our senior vice president for sales, serves pursuant to an employment agreement, dated May 11, 2005. The agreement has an initial term expiring on June 30, 2006 with automatic renewal for one-year terms thereafter unless either party gives notice of its intent not to renew. Under the agreement, Mr. Gibby is entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors, which is currently $200,000. He will also be eligible to receive to an annual bonus based on financial performance targets set by our Board of Directors. For the initial year of the agreement, Mr. Gibby’s target bonus is 50% of his base compensation. If we terminate Mr. Gibby’s employment without cause or he terminates his employment for good reason, each as defined in the agreement, Mr. Gibby is entitled to a cash payment of nine months of his annual base salary. Mr. Gibby agreed not to compete with us during the term of his employment and for one year after the termination of the agreement. In addition, Mr. Gibby agreed not to solicit our employees or customers during the same period.
      Mr. Small, our senior vice president of legal, general counsel and secretary, serves pursuant to the terms of an employment agreement dated January 26, 2004. The initial term of the agreement is two years, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms. Under the agreement, Mr. Small is entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors, which is currently $240,000. He will also be eligible to receive to an annual bonus based on financial performance targets set by our Board of Directors. Currently, Mr. Small’s

target bonus is 50% of his base compensation. If we terminate Mr. Small’s employment without cause or he terminates his employment for good reason, each as defined in the agreement, Mr. Small is entitled to a cash payment equal to one year of his annual base salary, earned bonus through the end of the then-current quarter, expense reimbursements and fringe benefits, in a lump sum or in accordance with normal payroll practices, at our election. He is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of twelve months.
Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee of the Board of Directors was at any time during the past fiscal year an officer or employee of Blackboard or any of its subsidiaries, was formerly an officer of Blackboard or any of Blackboard’s subsidiaries, or had any relationship with us requiring disclosure herein. During fiscal year 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee administers Blackboard’s executive compensation program. The role of the Compensation Committee is to oversee Blackboard’s compensation plans and policies, annually review and approve all compensation arrangements for Blackboard’s executive officers, review prerequisites and other benefits of executive officers and administer Blackboard’s stock option plans (including reviewing and approving stock option grants to executive officers). The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board periodically review and revise the charter. The Compensation Committee’s membership is determined by the Board and is composed entirely of independent directors. The Compensation Committee meets at scheduled times during the year, and it also considers and takes action at other times as appropriate. The Compensation Committee reviews and prepares reports and other materials related to executive compensation disclosure. The Compensation Committee Chair reports to the Board of Directors on key actions and recommendations of the Compensation Committee.

Executive Compensation Program
      The objectives of Blackboard’s executive compensation program are as follows:

•	support the attainment of Blackboard’s short- and long-term financial and strategic objectives by attracting, retaining and motivating the talented executives needed to attain such objectives;

•	motivate and reward executives for continuous improvement in earnings and growth in stockholder value;

•	be performance-based, with variable pay constituting a significant portion of total compensation;

•	provide differentiated pay based on an executive’s contributions to company performance;

•	align interests of executive officers and shareholders by tying realized compensation directly to changes in shareholder value; and

•	maximize the financial efficiency of the overall program from a tax, accounting, and cash flow perspective.

Components of Executive Compensation
      In furtherance of these objectives, the compensation program for Blackboard’s executive officers consists primarily of: (1) base pay, (2) an annual incentive program (bonus), and (3) a long-term incentive program. In 2005, the Compensation Committee commissioned an independent compensation consulting firm to review the company’s executive compensation programs and survey the executive compensation practices of certain peer group companies chosen based on the nature of their businesses and comparability to Blackboard in size on the basis of performance measured against such metrics as annual revenues, market capitalization and other measures. The surveyed companies include several, but not all, of the companies represented in the SIC Code 7372 index (Pre-packaged Software) shown in the performance graph on page 18. Base compensation for each executive officer, including the Chief Executive Officer, is generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at Blackboard’s peer group companies.
      In setting compensation levels, including those of the Chief Executive Officer, the Compensation Committee takes into account such factors as (i) the compensation paid to executive officers at Blackboard’s peer group companies, (ii) the scope and strategic impact of the executive officers’ responsibilities, (iii) Blackboard’s past financial performance and future expectations relative to the peer group, (iv) the performance and experience of each individual, (v) past salary levels of each individual and of the officers as a group, (vi) the amount of base salary in the context of the executive officer’s total compensation and other benefits and (vii) for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of the Chief Executive Officer. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors.
      Base Salary. Base salary is generally set with reference to the market practice for comparable positions at the surveyed peer companies and is generally targeted at, or around, the median of the market practice. Base salary for officers is reviewed annually, and adjusted when warranted based on company financial performance, market comparisons and trends, individual performance and, other than for the Chief Executive Officer, the evaluations and recommendations of the Chief Executive Officer.
      Annual Incentive Compensation. Blackboard’s annual incentive program (bonus) is designed to motivate and reward executives for their contribution to Blackboard’s performance during the fiscal year. Executive officers have a significant proportion of their total cash compensation delivered through the incentive compensation to link total compensation with Blackboard’s performance. For 2005, the target bonus for our executive officers ranged from 25% to 50% of base salary, and for the Chief Executive Officer, was 70% of base salary. Annual incentive awards are set with reference to the market practice for comparable positions at Blackboard’s peer group companies, the scope and strategic impact of the executive officers’ responsibilities and the executive officer’s total compensation package. The program is designed to provide above median pay for performance above peer group average. Actual bonus awards are approved or recommended by the Compensation Committee and are determined by company performance as measured against certain sales and pre-tax net income goals, individual or team performance and the achievement of Blackboard’s strategic objectives.
      Long-Term Incentive Awards. The Compensation Committee believes that equity participation by the executive officers aligns the interests of executive officers with those of the stockholders by directly linking compensation and stockholder value, gives executive officers a significant, long-term interest in Blackboard’s success and helps retain key executives in a competitive market for executive talent. Long-term incentive compensation in 2005 consisted solely of stock options. Stock options granted in 2005 generally vest over a three year period with 33% vesting on the first anniversary of grant, and the remaining 67% vesting ratably in 24 monthly installments.
      The Compensation Committee generally grants an initial stock option award to executive officers at the time they commence employment, consistent with the number of options granted to peers within and outside the industry at similar levels of experience and seniority and the Compensation Committee may make additional grants from time-to-time, as it deems appropriate, typically on an annual basis. When establishing stock option grant levels, the Compensation Committee generally considers company performance, individual performance, the Chief Executive Officer’s recommendations (except with respect to his own stock option grants), level of seniority and experience and previous grants of stock options.
      Stock options will be used as the long-term incentive vehicle in 2006. The Compensation Committee reviews the long-term incentive program from time-to-time and makes adjustments as it deems appropriate taking into account corporate and market trends, tax and accounting considerations and company compensation objectives.
      Compensation of the Chief Executive Officer. Michael L. Chasen serves as Blackboard’s Chief Executive Officer and President. Mr. Chasen’s cash compensation plan for fiscal year 2005 consisted of an annual base salary of $350,000 and a bonus of $291,550 based on company performance against financial metrics and achievement of company strategic objectives. Mr. Chasen also received an option to purchase 100,000 shares of the Company’s common stock at a per share exercise price of $17.00, which was the fair market value on the date of grant. The Company entered into a new employment agreement with Mr. Chasen on November 14, 2005. Pursuant to this employment agreement, Mr. Chasen’s annual base salary for the initial year of the employment agreement is $350,000, with a target bonus for the initial year of up to 70% of Mr. Chasen’s base salary. For fiscal year 2006, the Compensation Committee approved an increase in Mr. Chasen’s target bonus to 100% of base salary. The Compensation Committee believes that Mr. Chasen’s total cash compensation plan is comparable to that of chief executive officers in Blackboard’s peer group companies and that it is comprised of higher-than-market target bonus, the effect of which is to make a higher proportion of the total cash compensation dependent on Blackboard’s performance than in Blackboard’s peer group companies.

Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code, as amended generally disallows a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and four other most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, Blackboard structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under Blackboard’s stock plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Blackboard and its stockholders, after taking into consideration company performance and business conditions.
      Respectfully submitted by the Compensation Committee.

COMPENSATION COMMITTEE

William Raduchel, Chair
Arthur E. Levine
Steven B. Gruber

STOCK PERFORMANCE GRAPH
      The following graph compares the yearly change in the cumulative total stockholder return on our common stock during the period from June 18, 2004 (the date of our initial public offering) through December 31, 2005, with the cumulative total return on a SIC Index that includes all organizations in the Standard Industrial Classification (SIC) Code 7372-Prepackaged Software (the “SIC Code Index”) and a NASDAQ Market Index. The comparison assumes that $100 was invested on June 18, 2004 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.
COMPARE CUMULATIVE TOTAL RETURN
AMONG BLACKBOARD INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX
ASSUMES $100 INVESTED ON JUNE 18, 2004
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

	6/18/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005

Blackboard Inc.	$100.00	$100.20	$85.76	$74.01	$87.16	$119.54	$124.99	$144.83
SIC Code Index	100.00	100.00	94.61	107.82	98.07	100.34	104.76	105.74
NASDAQ Market Index	100.00	100.00	92.81	106.69	98.27	101.70	106.25	109.25

(1)	This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used in the graph was obtained from Hemscott Group Limited, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

(3)	The hypothetical investment in our common stock presented in the stock performance graph above is based on an assumed initial price of $20.01 per share, the closing price on June 18, 2004, the date of our initial public offering. The stock sold in our initial public offering was issued at a price to the public of $14.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      License fees from Educational Testing Service. In 2005, Educational Testing Service paid us $599 relating to membership fees in a Blackboard program. Mr. Gatti, who joined our Board of Directors in April 2004, has been the chief financial officer of Educational Testing Service since 1997.
      Ruckus Network Inc. Dr. Raduchel, who joined our Board of Directors in February 2005, was chief executive officer of Ruckus Network Inc., a digital entertainment network, from March 2004 to February 2006. Ruckus Network has been a partner in our Building Blocks program since 2004 and paid or has payable to Blackboard a total of $12,500 in membership fees in a Blackboard program and conference sponsorship fees in 2005.
PROPOSAL NO. 2
APPROVAL OF AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
      We have two equity incentive plans, the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), and the Amended and Restated Stock Incentive Plan (the “1998 Plan”). When we adopted the Amended and Restated 2004 Stock Incentive Plan, the Board of Directors determined that no additional grants would be made under the 1998 Plan.
      On February 22, 2006, our Board of Directors approved, subject to stockholder approval, Amendment No. 2 (the “Amendment”) to the 2004 Plan to increase the number of shares authorized for issuance under the plan from 2,350,000 to 4,600,000. The summary of the 2004 Plan, as amended by the Amendment (collectively, the “Amended 2004 Plan”), presented in this proxy statement is qualified in its entirety by the Amended 2004 Plan, which is included in this proxy statement as Appendix A.
      As of the Record Date, 4,172,592 shares were subject to options currently outstanding under the 2004 Plan and the 1998 Plan. 123,630 shares of our common stock remained available for future grant under the Original 2004 Plan and no shares are available for grant under the 1998 Plan. As of the Record Date, we had 27,716,238 shares of common stock outstanding and the options outstanding had an average exercise price of $17.05 and an average remaining term of 6.83 years.
      As of the Record Date, the closing price of our common stock was $29.37 per share.
Description of the Amended 2004 Plan
      The following is a brief summary of the Amended 2004 Plan.
      The number of shares of our common stock for which awards under the Amended 2004 Plan may be issued is 4,600,000 shares, subject to adjustment for stock splits, combinations and similar events.

Types of Awards
      The Amended 2004 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below (collectively, “Awards”).
      Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted only at an exercise price that is equal to or greater than 100% of the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our capital stock). Options granted after March 1, 2005 may not have a term in excess of eight years. Subject to adjustments for stock splits, combinations and similar events or pursuant to stockholder approval, options may not be amended to reduce the exercise price per share thereof and we may not implement an option exchange program pursuant to which an option could be exchanged for a new option with a lower exercise price per share.
      Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. The base price from which such appreciation is measured shall not be less than 100% of the fair market value on the date of grant. SARs may be granted independently or in tandem with an option.
      Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.
      Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time such shares vest pursuant to the terms and conditions established by the Board of Directors.
      Other Stock-Based Awards. Under the Amended 2004 Plan, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of Awards entitling recipients to receive shares of common stock to be delivered in the future.
      Performance Conditions. The Compensation Committee may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such Award will be based on one or more of the following measures: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total shareholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income (p) cash flow or (q) such other objective goals established by the Board of Directors. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by participant and may be different for different Awards; (ii) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Compensation Committee; and (iii) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

Transferability of Awards
      Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards
      Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted Awards under the Amended 2004 Plan. Under present law, however, incentive stock options may only be granted to our employees and the employees of our subsidiaries.
      The maximum number of shares with respect to which Awards may be granted to any participant under the Amended 2004 Plan may not exceed 471,923 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single award.

Plan Benefits
      As of the date of this proxy statement, no stock options or other awards had been granted, and no shares or other stock-based awards had been issued, under the Amended 2004 Plan on the basis of the share increase or other changes proposed to be effected by the amendment and restatement described in this proxy statement. As of the Record Date, approximately 820 persons were eligible to receive Awards under the Amended 2004 Plan, including our 8 executive officers and 5 non-employee directors, except those who are not eligible due to local laws. The granting of Awards under the Amended 2004 Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

Administration
      The Amended 2004 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended 2004 Plan and to interpret the provisions of the Amended 2004 Plan and administer the granting of Awards to eligible participants. Pursuant to the terms of the Amended 2004 Plan, the Board of Directors may delegate authority under the Amended 2004 Plan to one or more committees or subcommittees of the Board of Directors or to one or more of our executive officers. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the Amended 2004 Plan, including the granting of options to executive officers.
      The Board of Directors is required to make appropriate adjustments in connection with the Amended 2004 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Amended 2004 Plan also contains provisions addressing the consequences of certain reorganization events such as a merger or consolidation of Blackboard, an exchange involving all of our common stock or our liquidation or dissolution. In such event, the Board may provide that (i) outstanding Awards be assumed by the acquiring or succeeding entity, (ii) all unexercised options become exercisable in full and will terminate immediately prior to the consummation of such reorganization event, (iii) outstanding Awards will become realizable or deliverable in whole or in part prior to or upon such reorganization event, (iv) cash payment be made to holders of Awards calculated in reference to the amount received per share of common stock by holders of our common stock in the reorganization event, (v) in connection with our liquidation or dissolution, Awards will convert into the right to receive liquidation proceeds or (vi) any combination of the foregoing.
      Upon the occurrence of certain events involving a change in control, such as a merger or sale of substantially all of our assets, the acquisition by a person, entity or group of 25% or more of our outstanding stock or a change in a majority of the members of the Board of Directors, the vesting of Awards outstanding at such time shall be accelerated by 12 months.
      If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such Award will again be available for grant under the Amended 2004 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. Upon exercise of a SAR, the Board of Directors may count such SAR against the common stock available for grant either (i) with respect to the total number of shares subject to such SAR (“Gross-Counted SARs”) or (ii) with respect only to the number of shares actually issued pursuant to such exercise (“Net-Counted SARs”), provided however that Net-Counted SARs will also be counted against the sub-limit set forth in the following sentence. The maximum number of shares with respect to which awards other than options and Gross-Counted SARs may be granted is 600,000.

Substitute Options
      In connection with a merger or consolidation of an entity with us, or the acquisition by us of property or stock of an entity, the Board of Directors may grant options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute options may be granted on such terms, as the Board deems appropriate in the circumstances, notwithstanding any limitations on options contained in the Amended 2004 Plan. Substitute options will not count against the Amended 2004 Plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants
      The Board of Directors or the Compensation Committee may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Amended 2004 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination
      No Award may be made under the Amended 2004 Plan after March 3, 2014 but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Amended 2004 Plan; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.
      If our stockholders do not approve the adoption of the Amendment, the 2004 Plan will remain in effect, and we will continue to grant Awards under the 2004 Plan, subject to the existing limit of 2,350,000 shares authorized for issuance under the 2004 Plan. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of our needs.
Federal Income Tax Consequences
      The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended 2004 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no Award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options
      A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or any of our 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
      A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options
      A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights
      A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards
      A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units
      A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards
      The tax consequences associated with any other stock-based Award granted under the Amended 2004 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Us
      There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.
Required Vote and Board Recommendation
      Approval of the Amendment requires the affirmative vote of a majority of the shares present and entitled to vote, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting. Should such approval not be obtained, the 2004 Plan will remain in effect and we will continue to grant equity awards under the 2004 Plan, subject to the existing limit of 2,350,000 shares authorized for issuance under the 2004 Plan.
The Board of Directors recommends a vote FOR the Amendment.
PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
      The following table sets forth approximate aggregate fees billed to us for fiscal years 2004 and 2005 by Ernst &Young LLP:
APPROXIMATE AGGREGATE FEES BILLED TO US
FOR FISCAL YEARS 2004 AND 2005 BY ERNST &YOUNG LLP

	2004	2005

	(In thousands)
Audit Fees(1):	$887.9	$817.5
Audit-Related Fees(2):	11.0	192.8
Tax Fees(3):	251.0	394.8
All Other Fees(4):	6.1	121.4

Total	$1,156.0	$1,526.2

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations billed as audit services.

(2)	Audit-related fees consist of fees related to assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not included under Audit Fees.

(3)	Tax fees consisted of fees related to tax compliance, tax planning, tax advice and tax due diligence related to mergers and acquisitions.

(4)	All other fees consists of all other products and services provided by the principal accountant that are not reflected in any of the previous three categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Policies and Practices (the “Audit Committee Policy”) to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services or may delegate to the chairman of the Audit Committee the authority to pre-approve such services. Also, services that are expected to be provided to us by the independent registered public accounting firm during the following 12 months may be pre-approved by the Audit Committee in advance, provided that a monetary limit is established with respect to each pre-approved service and the pre-approved services are specified in sufficient detail so that management will not be called upon to make a judgment as to whether a service fits within the pre-approved services. All of the audit-related, tax and all other services provided by Ernst & Young LLP to us in 2005 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Audit Committee Policy. All non-audit services provided in 2005 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Board Recommendation
      Although stockholder approval of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year is not required by law, the Board of Directors and the Audit Committee believe that it is advisable to provide stockholders an opportunity to ratify this selection. Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented and entitled to vote, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and shares subject to broker non-votes on this matter will not be treated as being entitled to vote on this matter at the Annual Meeting. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the matter.
The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on our review of the copies of such filings received by us with respect to the fiscal year ended December 31, 2005, and written representations from certain of our directors and executive officers, we believe that all such reporting persons complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2005 with the following exceptions: Todd Gibby failed to timely file a Form 4 reporting the exercise and sale of 15,207 stock options on April 21, 2005; and E. Rogers Novak, Jr., Frank Gatti, Steven Gruber and Arthur Levine each failed to timely file a Form 4 reporting grants to each of them of 2,100 stock options on July 1, 2005. The reporting persons have since made the required filings.
STOCKHOLDER PROPOSALS
      Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2007 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 27, 2006. Under our by-laws, stockholders who wish to make a proposal at the 2007 annual meeting, other than one that will be included in our proxy statement, must notify us between February 14, 2007 and March 16, 2007. If a stockholder who wishes to present a proposal fails to notify us by March 16, 2007 and such proposal is brought before the 2007 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2007 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Blackboard Inc., 1899 L Street NW, 5th Floor, Washington, D.C. 20036, Attention: Matthew H. Small, Corporate Secretary.
CODE OF ETHICS
      We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at http://investor.blackboard.com.
EXPENSES AND SOLICITATION
      The cost of solicitation of proxies will be borne by us. In addition to soliciting stockholders by mail, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees, without additional compensation, may also be made of some stockholders in person or by mail, telephone or email following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies and we will bear all reasonable solicitation fees and expenses if we retain a proxy solicitation firm.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
      In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Blackboard Inc., 1899 L Street NW, 5th Floor, Washington, D.C. 20036. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above.
OTHER BUSINESS
      The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

BLACKBOARD INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Peter Q. Repetti and Matthew H. Small as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Blackboard Inc. held of record by the undersigned on April 17, 2006, at the Annual Meeting of Stockholders to be held at the offices of Blackboard Inc. at 1899 L Street NW, Washington, D.C. 20036, on June 14, 2006 at 11:00 a.m., or any adjournment or postponement thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of Blackboard Inc. or shall vote in person at the meeting.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
BLACKBOARD INC.
JUNE 14, 2006
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
COMPANY NUMBER
ACCOUNT NUMBER
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF DIRECTORS
AND
“FOR” PROPOSAL 2.
[Detach along perforated line.]

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

New Address:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐ New Address

1.	Election of Directors:

	NOMINEES:	☐	FOR ALL NOMINEES: Michael L. Chasen; Steven B. Gruber
		☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
		☐	FOR ALL EXCEPT: (See instructions below.)
			O	Michael L. Chasen
			O	Steven B. Gruber

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

					FOR	AGAINST	ABSTAIN

2.	To approve Amendment No. 1 to the Amended and Restated 2004 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan from 2,350,000 to 4,600,000.				☐	☐	☐

3.	To ratify the selection of the Company’s independent registered public accounting firm.				☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.				☐	☐	☐
This proxy is solicited on behalf of the Board of Directors of Blackboard Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the directors and “FOR” proposals 2 and 3.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.